HEI Exhibit 99

October 30, 2013

Contact:    Shelee M.T. Kimura
Manager, Investor Relations &            Telephone: (808) 543-7384
Strategic Planning                    E-mail: skimura@hei.com

AMERICAN SAVINGS BANK REPORTS THIRD QUARTER 2013 EARNINGS

Net Income of $15.3 Million
Bank Continues to Deliver Solid Results

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE) today reported net income for the third quarter of 2013 of $15.3 million, compared to $15.9 million in the second (or linked) quarter of 2013 and $14.2 million in the third quarter of 2012.
“American continued to deliver stable results from its high quality balance sheet in a challenging regulatory and interest rate environment. We continued to prudently grow loans, increasing our loan portfolio at a rate of 9.3% since the end of last year. At the same time, improved credit quality has lowered our provision expense for loan losses, as nonperforming assets declined 24% since the end of last year and net loan charge-offs declined 75% year-to-date compared to the same period last year. In the short term, the lower credit costs are offsetting the impact of regulatory caps on interchange fees that became effective for us this quarter,” said Richard Wacker, president and chief executive officer of American.
Third quarter 2013 net income was $0.6 million lower than the linked quarter primarily driven by $1 million (after-tax) lower fees from other financial services as expected under the Durbin Amendment which placed a limit on interchange fees and became effective on July 1, 2013 for American.
In the quarter, American completed the strategic sale of its credit card portfolio and successfully launched a new, more competitive offering for its customers, including a full range of consumer and business credit card products and services. Compared to the linked quarter (on an after-tax basis), the aggregate impact of the transaction was nominal as the net gain on sale of less than $1 million recorded in the third quarter of 2013 was roughly equivalent to the lower provision expense in the second quarter of 2013 related to the release of credit card reserves. For the full year, the net gain is expected to be largely offset by lower credit card-related income for the remainder of the year.
Compared to the same quarter of 2012, net income increased by $1.1 million primarily driven by (after-tax and rounded to the nearest million):

•	$2 million lower provision for loan losses;

•	$1 million net gain on the sale of the credit card portfolio (mentioned above); and

•	$1 million higher fee income on other financial products.
These were largely offset by (after-tax):

•	$2 million lower mortgage banking income; and

•	$1 million lower fees from other financial services due to lower interchange fees mentioned above.
Net interest margin was 3.73% in the third quarter of 2013 compared to 3.79% in the linked quarter and 3.92% in the third quarter of 2012.  The decline in net interest margin compared to the linked quarter was largely attributable to lower yields on loans and a lower level of commercial loan prepayments and associated fees. The effect of these on net interest income was offset by loan growth, particularly in the commercial markets, home equity lines of credit and residential portfolios during the quarter. Compared to the third quarter of 2012, the net interest margin decline was primarily due to lower yields on interest-earning assets as loan portfolios continued to re-price down in the low interest rate environment.
Provision for loan losses (pretax) was $0.1 million in the third quarter compared to a net credit of $1.0 million in the linked quarter of 2013 and provision of $3.6 million in the third quarter of 2012. As discussed earlier, in the second quarter of 2013, American released $1 million (pretax) of reserves in connection with the decision to sell its credit card portfolio. In the third quarter of 2013, provision for loan losses for loan growth and current quarter charge-offs were offset by the release of reserves related to the payoff of a specific commercial loan and recoveries of previously charged-off loans reflecting the ongoing improvement in the quality of

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Note: Amounts indicated as “after-tax” in this earnings release are based upon adjusting items for the composite statutory tax rate of 40% for the bank.

the bank’s loan portfolio. The third quarter 2013 net charge-off ratio was nil from 0.08% in the linked quarter and 0.35% in the prior year quarter.
Non-interest expense (pretax) was $39.7 million in the third quarter of 2013 consistent with $39.8 million in the linked quarter and $38.6 million in the third quarter of 2012. The increase from the prior year quarter is primarily driven by higher compensation expense related to increased production as well as the costs associated with sale of the credit card portfolio.
Loans grew by $92 million and $265 million in the third quarter and year-to-date 2013, respectively. Third quarter loan growth was primarily driven by increases in the commercial markets and commercial real estate portfolios and increases in home equity lines of credit and residential mortgages. Year-to-date annualized loan growth was 9.3%.
Total deposits were $4.3 billion at September 30, 2013, up $35 million from June 30, 2013, primarily due to the increases in commercial deposits. Other borrowings increased by $52 million to $240 million in the third quarter as we executed a 5-year Federal Home Loan Bank borrowing agreement to support our loan growth. The average cost of funds remained low at 0.22% for the third quarter 2013, unchanged from the linked quarter and down 3 basis points from the same period last year.
    Overall, return on average equity and return on average assets were strong at 12.1% and 1.20%, respectively, in the quarter. American’s solid results enabled it to pay dividends of $10 million to HEI in the quarter while maintaining healthy capital levels -- leverage ratio of 9.3% and total risk-based capital ratio of 12.5% at September 30, 2013.

HEI EARNINGS RELEASE; HEI WEBCAST AND TELECONFERENCE TO DISCUSS EARNINGS AND EPS GUIDANCE

Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its third quarter 2013 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the third quarter of 2013.
HEI plans to announce its third quarter 2013 consolidated financial results on Thursday, November 7, 2013 and will conduct a webcast and teleconference call to discuss third quarter 2013 consolidated earnings and 2013 EPS guidance, including American’s earnings, on

Thursday, November 7, 2013, at 12:00 p.m. Hawaii time (5:00 p.m. Eastern time). The event can be accessed through HEI’s website at www.hei.com or by dialing (877) 280-4960, passcode: 82443306 for the teleconference call. The presentation for the webcast will be on HEI’s website under the headings “Investor Relations,” “News & Events” and “Presentations & Webcasts.” HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing material information, as well as other important information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. Also, at the Investor Relations section of HEI’s website, investors may sign up to receive e-mail alerts (based on each investor’s selected preferences). The information on HEI’s website is not incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings.
An online replay of the webcast will be available at the same website beginning about two hours after the event. Replays of the teleconference call will also be available approximately two hours after the event through November 21, 2013, by dialing (888) 286-8010, passcode: 68694218.
HEI supplies power to approximately 450,000 customers or 95% of Hawaii’s population through its electric utilities, Hawaiian Electric, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2013 and March 31, 2013, respectively, and HEI’s subsequent periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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American Savings Bank, F.S.B. STATEMENTS OF INCOME DATA (Unaudited)

	Three months ended			Nine months ended September 30
(in thousands)	September 30, 2013	June 30, 2013	September 30, 2012	2013	2012
Interest and dividend income
Interest and fees on loans	$43,337	$43,624	$43,880	$129,564	$133,241
Interest and dividend on investment and mortgage-related securities	3,025	3,234	3,432	9,723	10,534
Total interest and dividend income	46,362	46,858	47,312	139,287	143,775
Interest expense
Interest on deposit liabilities	1,262	1,296	1,540	3,870	5,015
Interest on other borrowings	1,206	1,178	1,201	3,548	3,676
Total interest expense	2,468	2,474	2,741	7,418	8,691
Net interest income	43,894	44,384	44,571	131,869	135,084
Provision for loan losses	54	(959)	3,580	953	9,504
Net interest income after provision for loan losses	43,840	45,343	40,991	130,916	125,580
Noninterest income
Fees from other financial services	5,728	7,996	7,674	21,367	22,474
Fee income on deposit liabilities	4,819	4,433	4,527	13,566	13,127
Fee income on other financial products	2,714	1,780	1,660	6,288	4,741
Mortgage banking income	1,547	2,003	4,077	6,896	8,297
Gain on sale of securities	—	1,226	—	1,226	134
Other income	3,888	1,731	1,346	7,211	4,021
Total noninterest income	18,696	19,169	19,284	56,554	52,794
Noninterest expense
Compensation and employee benefits	20,564	20,063	18,684	60,715	56,026
Occupancy	4,208	4,219	4,400	12,550	12,866
Data processing	2,168	2,827	2,644	7,982	7,244
Services	2,424	2,328	3,062	6,855	7,066
Equipment	1,825	1,870	1,762	5,469	5,299
Other expense	8,539	8,500	8,096	24,634	22,909
Total noninterest expense	39,728	39,807	38,648	118,205	111,410
Income before income taxes	22,808	24,705	21,627	69,265	66,964
Income taxes	7,532	8,786	7,419	23,915	22,690
Net income	$15,276	$15,919	$14,208	$45,350	$44,274
Comprehensive income	$14,107	$7,340	$15,517	$36,931	$46,872
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.20	1.25	1.15	1.19	1.19
Return on average equity	12.13	12.56	11.24	11.99	11.81
Return on average tangible common equity	14.50	15.00	13.41	14.33	14.14
Net interest margin	3.73	3.79	3.92	3.77	3.98
Net charge-offs to average loans outstanding	—	0.08	0.35	0.06	0.27
Efficiency ratio	63	62	60	62	59
As of period end
Nonperforming assets to loans outstanding and real estate owned *	1.33	1.56	1.73
Allowance for loan losses to loans outstanding	1.01	1.04	1.06
Tier-1 leverage ratio *	9.3	9.3	9.3
Total risk-based capital ratio *	12.5	12.5	12.9
Tangible common equity to total assets	8.36	8.42	8.72
Dividend paid to HEI (via ASHI) ($ in millions)	10	10	10
* Regulatory basis
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2012 and HEI's Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B. BALANCE SHEETS DATA (Unaudited)

(in thousands)	September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$189,524	$184,430
Available-for-sale investment and mortgage-related securities	535,264	671,358
Investment in stock of Federal Home Loan Bank of Seattle	93,413	96,022
Loans receivable held for investment	4,046,184	3,779,218
Allowance for loan losses	(41,052)	(41,985)
Loans receivable held for investment, net	4,005,132	3,737,233
Loans held for sale, at lower of cost or fair value	5,829	26,005
Other	248,020	244,435
Goodwill	82,190	82,190
Total assets	$5,159,372	$5,041,673

Liabilities and shareholder’s equity
Deposit liabilities—noninterest-bearing	$1,205,526	$1,164,308
Deposit liabilities—interest-bearing	3,105,316	3,065,608
Other borrowings	239,612	195,926
Other	102,172	117,752
Total liabilities	4,652,626	4,543,594

Common stock	335,448	333,712
Retained earnings	195,113	179,763
Accumulated other comprehensive income (loss), net of taxes	(23,815)	(15,396)
Total shareholder’s equity	506,746	498,079
Total liabilities and shareholder’s equity	$5,159,372	$5,041,673

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2012 and HEI's Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.